CERTIFICATE OF AMENDMENT
                                       OF
                          CERTIFICATE OF INCORPORATION
                                       OF
                          STANFORD CAPITAL CORPORATION

                                 * * * * * * * *

     Stanford Capital Corporation. a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware, does hereby certify:

     FIRST: By unanimous consent of the Board of Directors and consent of the majority stockholders of the Corporation resolutions were duly adopted summarizing a proposed amendments to the Certificate of Incorporation of said Corporation. The resolutions summarizing the proposed amendments are as follows:

     RESOLVED, the Majority Shareholders and the Board of Directors believe it is in the best interest of the Corporation to amend the Corporation's Certificate of Incorporation to modify Article I of the Certificate of
     Incorporation to change the company's name to Skreem Entertainment Corporation and to modify Article IV to reverse split the Company's shares on a 1:5 basis and re-authorize 50,000,000 post reverse split shares, $.001 par value.

     SECOND: That, in accordance with the resolution set forth above, Article 1 of the Corporation's Certificate of Incorporation is amended to state that the new name of the Corporation is Skreem Entertainment Corporation. Article I is amended as follows:

                                    ARTICLE I

     The name of the corporation is Skreem Entertainment Corporation.

     THIRD: That in accordance with the resolution set forth above, Article IV of the Corporation's Certificate of Incorporation is amended to state that the shares are the corporation's are reversed on a 1:5 basis and 50,000,000 shares of common stock, $.001 par value are re-authorized. Article IV is amended as follows:

                                   ARTICLE IV

     Following the 1:5 reverse split, the Corporation is re-authorized to issue 50,000,000 shares of Common Stock, $.001 par value.

     FOURTH: That thereafter, pursuant to resolution of its Board of Directors and written consent of the majority stockholders the amendments were properly approved in accordance with Delaware law.


     FIFTH: That said amendments were duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

     SIXTH: These amendments shall become effective upon filing with the Delaware Secretary of State.


     IN WITNESS WHEREOF, said Corporation has caused this certificate to be signed by its President this 8th day of March 2004.

                                            STANFORD CAPITAL CORPORATION


                                          By:/s/ Kevin Monson
                                            Kevin Monson, President